HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2008 AND INCREASES 2008 CASH FLOW GUIDANCE

RED BANK, NJ, May 5, 2008 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary operating results for the second quarter ended April 30, 2008. The Company delivered 2,494 homes during its second quarter, a decrease of 21% from the same quarter a year ago, excluding home deliveries from unconsolidated joint ventures in both periods.

As a result of management’s continued focus and progress in reducing inventory investment levels and generating cash flow, the Company is increasing its projection for positive cash flow in fiscal 2008 to greater than $300 million. The Company’s prior guidance was for cash flow in excess of $100 million for the full fiscal year. The Company achieved positive cash flow in the second quarter – one quarter earlier than previously anticipated. Net debt was reduced by approximately $30 million in the second quarter.

Net contracts for the second quarter were 2,226 homes, a decrease of 29% from last year's second quarter, excluding net contracts from unconsolidated joint ventures in both periods. Including joint ventures, net contracts declined by 27% from last year’s second quarter.

Cancellation rates for the second quarter showed an improvement compared to last year’s second quarter and also improved from the most recent quarter. For the fiscal 2008 second quarter cancellations were 29% of gross contracts, compared to a cancellation rate of 38% for the first quarter of 2008 and 32% for the second quarter of 2007. Contract backlog, as of April 30, 2008, excluding unconsolidated joint ventures, was 3,577 homes, a decrease of 54% from the same quarter a year ago. Excluding backlog from the Company’s Fort Myers-Cape Coral operations in both periods, backlog decreased 41%.

As a result of continued deterioration in sales pace, pricing and gross margin since the end of the Company’s first quarter, the Company expects to incur $225 million to $275 million of non-cash pretax charges related to land impairments and write-offs of predevelopment costs and land deposits in the second quarter.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2007 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

NON-GAAP FINANCIAL MEASURES:

Cash flow is a non-GAAP financial measure. The most directly comparable GAAP financial measure is Cash Flow from Operating Activities. The Company uses cash flow to mean cash flow from operating activities and cash flow from investing activities excluding changes in mortgage notes receivable at the mortgage company.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness, (13) operations through joint ventures with third parties, (14) product liability litigation and warranty claims, (15) successful identification and integration of acquisitions, (16) significant influence of the Company’s controlling stockholders, (17) geopolitical risks, terrorist acts and other acts of war and (18) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2007.

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